Exhibit 99.1
Contacts:

Veronica Rosa                                          Steve Eck
Investor Relations                                     Media Relations
610-408-7196                                           610-408-7295
vrosa@ikon.com                                         seck@ikon.com


             IKON COMPLETES $300 MILLION UNSECURED CREDIT FACILITY;
                     COMMENTS ON OVERALL FINANCING STRATEGY

Valley Forge, Pennsylvania - May 28, 2002 - IKON Office Solutions, Inc. (NYSE:
IKN) today announced the completion of a $300 million unsecured revolving credit facility that replaces the facility that would have terminated in January 2003. The facility will be used for general corporate purposes. J. P. Morgan Securities Inc. is the sole lead arranger on the facility and Bank of America, N.A., Deutsche Bank Securities Inc., and Wachovia Bank, National Association are co-documentation agents.

"This credit facility agreement, together with the recently completed financings by our leasing operations, including the $300 million convertible debt offering issued a few weeks ago and the $635 million asset-backed securitization priced just last week, completes a series of major financing initiatives the Company had planned for Fiscal 2002," stated James J. Forese, Chairman and CEO. "We are very pleased to be able to execute on this aspect of our Fiscal 2002 goals, despite what has become a very difficult credit environment for all businesses. These financings better position the Company's balance sheet for long-term growth opportunities, and support execution of our overall strategy, which includes offering lease financing to customers - an important competitive differentiator for IKON in our industry today.

"As the largest independent provider of office, production and outsourcing solutions in North America with a strong market presence in Europe, IKON has tremendous potential to leverage its position in the industry," continued Forese. "We also continue to believe we can substantially expand operating margins long-term and generate continued strong free cash flow. Having the appropriate financing strategies to achieve those goals is key. That includes short-term needs and long-term goals that maximize our future access to capital so that IKON can be in a position to take advantage of growth opportunities as they present themselves in the years ahead.

"As is customary for leasing activity, our operations must raise capital on a continual basis to meet the expected funding needs of the lease receivables portfolio. In the future, we intend to continue to finance the needs of our leasing operations primarily through the asset-backed market, as well as through the unsecured debt market and other alternative financing sources. The convertible debt recently issued by IOS Capital, IKON's largest captive leasing organization, took advantage of strong demand in the convertible market due to today's capital-constrained banking environment. While we do not plan to utilize this market again in the near-term, I believe our ability to take advantage of this window of opportunity was a plus for the business.

"With our strong cash flow, our non-leasing operations do not require a significant amount of revolving credit in the near term; therefore, the $300 million facility is appropriate for our needs at this time. Excluding leasing debt, IKON's debt to equity ratio at March 31, 2002 was 28%, and corporate debt totaled approximately $609 million. Our balance sheet continues to strengthen and we are taking all actions within our control to ensure that we can capitalize on that in the future," concluded Forese.

IKON Office Solutions (www.ikon.com) is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal document solutions, as well as network design and consulting, and e-business development. IOS Capital, LLC, a wholly-owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2001 revenues of $5.3 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland and Denmark.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the Company's short-term and long-term financing needs, business strategies, and expected margin expansion and cash flow. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2001 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.


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